Exhibit 99.1

Spartanburg-Based First National Bancshares, Inc. Posts Record Earnings for
Third Quarter 2006, 38% Asset Growth over 2005

          SPARTANBURG, S.C., Oct. 11 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (Nasdaq: FNSC)(www.firstnational-online.com), the bank holding company for First National Bank of the South, today reported record earnings of $1.1 million for the third quarter of 2006 and $2.7 million for the nine months ended September 30, 2006.  These results represent growth of 33.5% and 33.9%, respectively, over the same periods in 2005 in First National’s existing markets.

          Earnings per diluted share for the quarter ended September 30, 2006, were $0.27 per share, an increase of 17.4% over 2005’s result of $0.23 while earnings per diluted share for the nine months ended September 30, 2006, were $0.67, an increase of 19.6% compared to $0.56 per diluted share for the same period last year.

          Total assets surpassed $400 million during the third quarter and reached $418.0 million as of September 30, 2006, an increase of $115.5 million, or 38.2% over total assets of $302.5 million as of September 30, 2005.  Loans grew to a total of $340.0 million, an increase of 45.3% over total loans on September 30, 2005, of $234.0 million.  Deposits were $330.5 million as of September 30, 2006, compared to $248.4 million on September 30, 2005, or an increase of 33.0%.

          Jerry L. Calvert, President and CEO, said, “We are very pleased that our 2006 earnings have exceeded the results that we reported in 2005 in such a challenging interest rate environment.  So far in 2006, we have seen extraordinary growth in our net interest income of almost 50% over last year while we have held the increase in our noninterest expenses at a level fairly consistent with our growth in assets.  Although our noninterest income has remained relatively flat over 2005 due to timing of the income that we receive from our small business lending division, we continue to see strong loan production in this line of business.”

          Mr. Calvert continued, “We are continuing to develop our infrastructure to support the growth in our customer base in the Spartanburg, Charleston, Greenville and Columbia markets.  We expect that construction of our operations center in Spartanburg, as well as our permanent branch and market headquarters in Greenville, will be completed during the first quarter of 2007. We are excited about the prospects for future growth as we explore further opportunities to expand our branch network and offer additional banking products and services.”

          The $106.0 million increase in the loan portfolio from September 30, 2005, to September 30, 2006, was funded primarily by an increase of $82.0 million in deposits, or an increase of 33.0% over the same period in 2005.  In addition, the capital received from the secondary stock offering of $6.3 million, which closed in December 2005, along with the $7.0 million received from the pooled trust preferred securities offering, that closed in March 2006, continues to be leveraged to grow the balance sheet.

          Net interest income for the quarter and nine months ended September 30, 2006, increased by 47.3% and 49.0%, respectively, or $1.2 million and $3.3 million, respectively, compared to the same period in 2005 due to the 45.3% growth in the loan portfolio over 2005 and the increase in the net interest margin of 36 and 31 basis points respectively, for the quarter and nine months ended September 30, 2006, over the same time period in 2005.

          The increase in the net interest margin, which rose from 3.45% to 3.81% and from 3.48% to 3.79% for the quarter and nine months ended September 30, 2006, respectively, occurred primarily due to the growth of the loan portfolio as a percentage of earning assets and the net positive impact of the increases in the prime rate on earning assets and funding sources.

          The increase in the provision for loan losses for the quarter and nine months ended September 30, 2006, is primarily due to the 45.3% growth of the loan portfolio.  In addition, the provision for loan losses for 2005 includes a reduction of approximately $116,000 to reflect an adjustment in the allowance for loan losses as a percentage of loans outstanding, reflecting management’s opinion of the level of credit quality in the loan portfolio.  As of September 30, 2006, the allowance for loan losses is recorded at 1.05% of total loans outstanding due to net chargeoffs remaining stable from year to year and nonperforming assets continuing to be low as a percentage of total assets.  Management continues to review and evaluate the allowance for loan losses based on the performance of the loan portfolio.

          First National’s stock price closed at $16.50 per share on October 10, 2006.

          First National Bancshares, Inc. is a $418-million asset bank holding company based in Spartanburg, South Carolina.  Its stock is traded on the NASDAQ Global Market under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions. The banking division operates five full-service offices, three in Spartanburg County operating as First National Bank of Spartanburg, and two operating as First National Bank of the South in Mount Pleasant and Greenville. First National also operates loan production offices in Columbia and Daniel Island, South Carolina.  First National has also applied with the Office of the Comptroller of the Currency to open its sixth full-service branch at 140 East Bay Street in downtown Charleston, South Carolina.

          The small business lending division operates under the name First National Business Capital and provides small business lending services to customers in the Carolinas and Georgia. First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available from its media room at www.firstnational-online.com/investor.

          Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations and confidence in our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

First National Bancshares, Inc.

	For the Quarter Ended September 30,		Increase/ (Decrease)

Income Statement Data(unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005

Net interest income	$3,655	$2,481	47.3%
Provision for loan losses	242	74	227.0%
Noninterest income	471	487	-3.3%
Noninterest expense	2,205	1,659	32.9%
Income tax expense	595	423	40.7%
Net income	$1,084	$812	33.5%
Net interest margin(1)	3.81%	3.45%	10.5%
Return on average assets(1)	1.09%	1.09%	0.1%
Return on average equity(1)	17.92%	21.03%	-14.8%
Efficiency ratio(1)	53.44%	55.90%	-4.4%
Net charge-offs to average total loans(1)	0.01%	0.04%	-75.0%
Earnings per diluted share(3)	$0.27	$0.23	17.4%
Weighted average shares outstanding
Basic(3)	3,374,422	2,868,194	17.6%
Diluted(3)	4,012,821	3,617,243	10.9%

	For the Nine Months Ended September 30,		Increase/ (Decrease)

Income Statement Data(unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005

Net interest income	$10,145	$6,811	49.0%
Provision for loan losses	940	506	85.8%
Noninterest income	1,398	1,299	7.6%
Noninterest expense	6,452	4,563	41.4%
Income tax expense	1,467	1,037	41.5%
Net income	$2,684	$2,004	33.9%
Net interest margin(2)	3.79%	3.48%	9.0%
Return on average assets(2)	0.97%	0.99%	-2.0%
Return on average equity(2)	15.30%	18.00%	-15.0%
Efficiency ratio(2)	55.90%	56.30%	-0.7%
Net charge-offs to average total loans(2)	0.05%	0.03%	66.7%
Earnings per diluted share(3)	$0.67	$0.56	19.6%
Weighted average shares outstanding
Basic(3)	3,349,601	2,867,429	16.8%
Diluted(3)	4,010,519	3,612,847	11.0%

	As of September 30,		Increase/ (Decrease)

Selected Balance Sheet Data(unaudited) (Dollars in Thousands, Except Per Share Data)	2006	2005

Assets	$418,020	$302,541	38.2%
Loans, net of unearned income	339,978	234,006	45.3%
Allowance for loan losses	3,543	2,693	31.6%
Deposits	330,481	248,431	33.0%
Shareholders’ equity	25,444	15,772	61.3%
Loans to assets	81.3%	77.3%	5.2%
Book value per share(3)	$7.36	$5.50	33.8%
Nonperforming assets to total assets	0.27%	0.09%	216.7%

(1)	Annualized for the three month periods.
(2)	Annualized for the nine month periods.
(3)

Amounts for the quarter and for the nine months ended or as of September 30, 2005 have been restated for the 3 for 2 stock split distributed on January 18, 2006 and for the 6% stock dividend distributed on May 16, 2006.

SOURCE  National Bancshares, Inc.
          -0-                                                  10/11/2006
          /CONTACT:  Jerry L. Calvert of National Bancshares, Inc., +1-864-594-5690, or Cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com
                            http://www.firstnational-online.com/investor /